Exhibit 99.1

i-80 Gold Extends Deadline for Holders of Convertible Debentures to

Submit Interest Conversion Election Notices

TORONTO, ON, February 25, 2026 – i-80 GOLD CORP. (TSX:IAU) (NYSE American:IAUX) (“i-80 Gold” or the “Company”) announces, that in connection with the previously announced mandatory redemption of the Company’s 8% secured convertible debenture notes due 2027 (the “Debentures”), the deadline for the holders of the Debentures (“Debentureholders”) to submit their elections to convert accrued and unpaid interest on the Debentures (the “Interest Election Right”) into common shares of the Company (the “Common Shares”) has been extended to 5:00 pm (EST) on Friday, March 6, 2026 (the “Deadline”).

“As part of our fair approach to the early retirement of these Debentures, we elected to extend the deadline of the Interest Election Right to ensure that Debentureholders have sufficient time to fully evaluate their options,” said Ryan Snow, Chief Financial Officer. “This adjustment reflects our commitment to executing the redemption process in a fair, orderly and transparent manner.”

To exercise their Interest Election Right, registered holders of the Debentures must complete and return a share interest election notice (the “Interest Election Notice”) to i-80 GOLD CORP. c/o TSX Trust Company, 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1, Attention: Corporation Actions. Email: tmxestaff-corporatetrust@tmx.com by the Deadline. Copies of the Interest Election Notice may be obtained from the Company’s information agent for the redemption, Shorecrest Group, at their contact particulars set out below.

Debentureholders whose Debentures are registered in the name of an investment dealer, bank, trust company, or other intermediary should immediately contact that intermediary for assistance if they wish to submit an Interest Election Notice in respect of the Debentures they hold in order to take the necessary steps. Intermediaries likely have established cut-off times that are prior to the Deadline. Debentureholders must instruct their brokers or other intermediaries promptly if they wish to submit an Interest Election Notice.

Pursuant to the terms of the indenture for the Debentures dated as of February 22, 2023 between the Company and the TSX Trust Company, as supplemented by the First Supplemental Convertible Debenture Indenture dated as of February 28, 2025 (collectively, the “Indenture”), the conversion price of the Debentures for the purposes of the Interest Election Right will be calculated based on the volume weighted average trading price of the Common Shares on the TSX during the five trading days immediately preceding the date the Debentureholder’s Interest Election Notice is received by the Company c/o TSX Trust Company (in accordance with Section 13.1 of the Indenture), less a discount of 15%, converted into U.S. dollars at the Bank of Canada rate on such date. Debentureholders who do not submit an Interest Election Notice by the Deadline will, pursuant to the terms of the Indenture, be paid in cash for their accrued and unpaid interest on the Debentures.

When submitted, an Interest Election Notice is irrevocable. Debentureholders who have already submitted an Interest Election Notice do not need to take any further action. Interest Election Notices that were previously submitted cannot be withdrawn.

This press release shall not constitute a notice of redemption or convertibility of the Debentures. This press release is neither an offer to sell nor a solicitation of an offer to buy the Debentures or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Debentures or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

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PRESS RELEASE TSX: IAU | NYSE American: IAUX

About i-80 Gold Corp.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality asset portfolio. The Company is the fourth largest gold mineral resource holder in the state with a pipeline of high-grade multi-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). Visit www.i80gold.com for more information.

For further information, please contact:

Shorecrest Group

North American Toll-Free: 1-888-637-5789

Banks and Brokers and collect calls outside North America: 647-931-7454

Email: contact@shorecrestgroup.com

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